EXHIBIT 99.1

4-inch
HUNTER WELLS
BP Pipeline
8-inch
Tie-in
6-inch
River Crossings
Tie-in
Seminole
6-inch
4-inch
FRANCIS GRACE
F.G4
F.G1
F.G3
SLINKER #2
KYUSA
WALKER
KO1
BILLY JOHNSON
GOLDEN EAGLE
COAL CRK RD
CARY BRIDGE RD
JOHNSON LN
TONY GRACE RD
PISTOL SADLER LN
SLAUGHTERS RD
LONE STAR RD
WALKER LN
MCKINNEY BEND RD
PV-1301
DRIPS
LEGEND
PROPOSED KYUSA
KYUSA PRODUCERS
GAS PRODUCERS
1-3
PROPOSED
1:24000
Kentucky Geological Survey, 3/20/2009

EXHIBIT 99.1

This map a represents the acreage we are presently developing with our proposed and existing wells shown as small circles.  Our existing wells are shown in red and our proposed wells are shown in blue, while N-Gas wells (our competitor) are shown in green.  We plan to develop the remaining lease acreage in accordance with Kentucky Division of Oil and Gas spacing requirements which mandate that we drill with 40 acres spacing between wells.